Exhibit 99.1

Inphi Corporation Announces First Quarter 2013 Results

SANTA CLARA, Calif., May 1, 2013 – Inphi Corporation (NYSE: IPHI), a leading provider of high-speed, mixed signal semiconductor solutions for the communications and computing markets, today announced financial results for its first quarter ended March 31, 2013.

Revenue for the first quarter of 2013 was $22.6 million, compared with $20.2 million for the first quarter of 2012.

As reported under U.S. generally accepted accounting principles (GAAP), net loss for the first quarter of 2013 was $7.7 million, or ($0.27) per diluted common share, compared with GAAP net loss of $1.5 million, or ($0.05) per diluted common share, for the first quarter of 2012.

Gross margin on a GAAP basis for the first quarter of 2013 was 63.3% compared with 63.2% of revenue for the first quarter of 2012.

Inphi reports net income (loss), gross margin, and earnings per share in accordance with GAAP and, additionally, on a non-GAAP basis. A reconciliation of GAAP to non-GAAP net income, gross margin, and earnings per share, as well as a description of the items excluded from the non-GAAP calculations, is included in the financial statements portion of this press release.

Revenue on a non-GAAP basis for the first quarter of 2013 was $22.6 million, compared with $20.9 million for the first quarter of 2012.

Gross margin on a non-GAAP basis for the first quarter of 2013 was 64.3%, compared with 65.2% for the first quarter of 2012 and 65.4% in Q4 2012. The sequential difference primarily reflects the impact of an NRE project, which contributed $0.6 million to the top line in Q4 2012, the quarter in which it was completed. Underlying product gross margins, a function of many factors, have been relatively steady averaging only an approximate 20 basis point decline per quarter.

Non-GAAP net income for the first quarter of 2013 was $31,000, or $0.00 per diluted common share. This compared with non-GAAP net income of $1.0 million, or $0.03 per diluted common share for the first quarter of 2012.

“I am very pleased with the progress we are making,” said Ford Tamer, President and CEO. “We see this quarter as a pivotal turning point both for the markets we serve as well as for Inphi. To date this year, we have executed ahead of our plan. We expect to continue this momentum, based on new product-driven cycles around 100 Gigabit communications in 2013, and on the strength of our future generation server products and platforms looking out to second half 2013 and 2014. As our business returns to sequential growth in Q2, I would like to thank our strategic customers and partners for their support and our hard working employees for their achievements to position us for a bright future.”

Business Outlook

The following statements are based on our current expectations for the second quarter of 2013. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to range from approximately $23.2 million to $24.8 million.

•	Non-GAAP gross margin is expected to be approximately 64% to 65.5%.

•	Stock-based compensation expense is expected to be in the range of $4.2 million to $4.5 million.

•	GAAP results are expected to be a net loss in a range between $5.5 million to $6.0 million, or ($0.19) -($0.21) per diluted share, on approximately 29.2 million diluted shares outstanding.

•	Non-GAAP net income, excluding stock-based compensation expense, is expected to be in the range of break-even to $0.5 million, or $0.00 - $0.02 per diluted share.

Quarterly Conference Call Today

Inphi plans to hold a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today with Ford Tamer, President and Chief Executive Officer, and John Edmunds, Chief Financial Officer, to discuss first quarter of 2013 results.

The call can be accessed by dialing 877-415-3178; international callers should dial 857-244-7321, participant passcode: 43858185. Please dial-in ten minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Inphi’s Website at http://investors.inphi.com for up to 30 days after the call.

About Inphi

Inphi Corporation is a leading provider of high-speed, mixed signal semiconductor solutions for the communications and computing markets. Inphi’s end-to-end data transport platform delivers high signal integrity at leading-edge data speeds, addressing performance and bandwidth bottlenecks in networks, from fiber to memory. Inphi’s solutions minimize latency in computing environments and enable the rollout of next-generation communications infrastructure. Inphi’s solutions provide a vital interface between analog signals and digital information in high-performance systems, such as telecommunications transport systems, enterprise networking equipment, enterprise and data center servers, and storage platforms. To learn more about Inphi, visit www.inphi.com.

###

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the first quarter of 2013 conference call regarding Inphi Corporation, which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as outlook, believe, expect, may, will, provide, could, and should, and the negative of these terms or other similar expressions. These statements include statements relating to: our business outlook and current expectations for the second quarter of 2013, including our revenue, gross margin, stock-based compensation expense, operating performance, net income, earnings per share; expectations of our growth; expectations of economic trends and macroeconomic conditions; and benefits of using non-GAAP financial measures. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: the Company’s ability to sustain profitable operations due to its history of losses and accumulated deficit; dependence on a limited number of customers for a substantial portion of revenue and lack of long-term purchase commitments from our customers; product defects; risk related to intellectual property matters, lengthy sales cycle and competitive selection process; lengthy and expensive qualification processes; ability to develop new or enhanced products in a timely manner; development of the markets that the Company targets; market demand for the Company’s products; reliance on third parties to manufacture, assemble and test products; ability to compete; and other risks inherent in fabless semiconductor businesses. In addition, actual results could differ materially due to changes in tax rates or tax benefits available, changes in claims that may or may not be asserted, as well as changes in pending litigation. For a discussion of these and other related risks, please refer to Inphi Corporation’s recent SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2012, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Inphi Corporation undertakes no obligation to update forward-looking statements for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

Corporate Contact:

Kim Markle

Inphi

408-217-7329

kmarkle@inphi.com

INPHI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$22,584	$20,201
Cost of revenue	8,292	7,424

Gross margin	14,292	12,777

Operating expenses:
Research and development	11,598	8,662
Sales and marketing	3,947	3,523
General and administrative	3,155	3,612

Total operating expenses	18,700	15,797

Income (loss) from operations	(4,408)	(3,020)
Other income	213	238

Income (loss) before income tax	(4,195)	(2,782)
Provision (benefit) for income tax	3,476	(1,270)

Net income (loss)	$(7,671)	$(1,512)

Earnings per share:
Basic	$(0.27)	$(0.05)

Diluted	$(0.27)	$(0.05)

Weighted-average shares used in computing earnings per share:
Basic	28,933,105	28,038,650
Diluted	28,933,105	28,038,650

The following table presents details of stock-based compensation expense included in each functional line item in the consolidated statements of operations above:

	Three Months Ended March 31,
	2013	2012
	(in thousands of dollars)
	(Unaudited)
Cost of revenue	$233	$129
Research and development	1,973	1,166
Sales and marketing	803	704
General and administrative	1,017	618

	$4,026	$2,617

INPHI CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$29,736	$30,161
Short-term investments in marketable securities	91,892	91,107
Accounts receivable, net	11,955	13,717
Inventories	5,001	4,894
Other current assets	3,855	4,518

Total current assets	142,439	144,397
Property and equipment, net	18,871	13,893
Goodwill	5,875	5,875
Deferred tax charge and other assets	5,597	5,909

Total assets	$172,782	$170,074

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,883	$6,888
Accrued expenses and other current liabilities	4,526	5,116
Deferred revenue	1,416	1,083

Total current liabilities	15,825	13,087
Other liabilities	4,809	4,022

Total liabilities	20,634	17,109

Stockholders’ equity:
Common Stock	29	29
Additional paid-in capital	212,136	205,269
Accumulated deficit	(61,075)	(53,404)
Accumulated other comprehensive income	1,058	1,071

Total stockholders’ equity	152,148	152,965

Total liabilities and stockholders’ equity	$172,782	$170,074

INPHI CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands of dollars, except share and per share amounts)

To supplement the audited financial data presented on a GAAP basis, the Company discloses certain non-GAAP financial measures, which exclude stock-based compensation, abandoned office space costs and certain warranty, legal costs and other claims. These non-GAAP financial measures are not in accordance with GAAP. These results should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company believes that its non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations because it excludes charges or benefits that management considers to be outside of the Company’s core operating results. The Company believes that the non-GAAP measures of gross margin, net income and earnings per share in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective and a more meaningful understanding of the Company’s ongoing operating performance. In addition, the Company’s management uses these non-GAAP measures to review and assess the financial performance of the Company, to determine executive officer incentive compensation and to plan and forecast performance in future periods. The Company’s non-GAAP measurements are not prepared in accordance with GAAP, and are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.

INPHI CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
GAAP net income (loss)	$(7,671)	$(1,512)
Adjusting items to GAAP net income (loss), net of tax:
Operating expenses related to stock-based compensation expense	2,597 (a)	1,573 (a)
Adjustment to revenue as a result of warranty claim	—	448 (b)
Legal expense and accrual of provisional costs	—	459 (c)
Abandoned office space costs	139 (d)	—
Delta in interim period tax allocation from GAAP to non-GAAP	4,966 (e)	—

Non-GAAP net income	$31	$968

Shares used in computing non-GAAP basic earnings per share	28,933,105	28,038,650

Shares used in computing non-GAAP diluted earnings per share	30,350,441	29,760,728

Non-GAAP earnings per share:
Basic	$0.00	$0.03

Diluted	$0.00	$0.03

GAAP gross margin as a % of revenue	63.3%	63.2%
Stock-based compensation:
Cost of revenue	1.0%	0.6%
Adjustment to revenue as a result of warranty claim	—	1.4%

Non-GAAP gross margin as a % of revenue	64.3%	65.2%

(a)	Reflects the stock-based compensation expense recorded relating to stock based awards. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.
(b)	Reflects reduction in revenue as a result of warranty claim of a customer. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.
(c)	Reflects legal expense and accrual of provisional costs with regard to employment and other related claims. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.
(d)	Reflects the cost of abandoned office space. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.
(e)	Reflects the delta in interim period tax allocation from GAAP to non-GAAP related to non-GAAP adjustments. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

INPHI CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES -SECOND QUARTER 2013 GUIDANCE

(in thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ending June 30, 2013
	High	Low
Estimated GAAP net income (loss)	$(5,500)	$(6,000)
Adjusting items to estimated GAAP net income (loss):
Operating expenses related to stock-based compensation expense	4,200	4,500
Tax effect of stock-based compensation expense and delta in interim period tax allocation from GAAP to non-GAAP	1,200	2,000

Estimated non-GAAP net income (loss)	$(100)	$500

Shares used in computing estimated non-GAAP diluted earnings per share	30,500,000	30,500,000

Estimated non-GAAP diluted earnings per share	$(0.00)	$0.02